EXHIBIT 99



Hershey Foods Contact:
Christine M. Dugan (717) 534-7631



          Hershey Foods Corporation Does Not Endorse Mini-Tender Offer

HERSHEY, Pa, August 8, 2002 - Hershey Foods Corporation (NYSE:HSY) today announced that it received notification that TRC Capital Corporation commenced an unsolicited mini-tender offer to purchase up to 1,750,000 common shares, or approximately 1.64% of Hershey's outstanding common shares, at a price of $70.25 per share. Hershey cautions stockholders that the offer is being made at a discount to the closing price of $71.89 per share for the company's shares on the day before Hershey was informed of the offer and to today's closing price of $74.09.

Hershey wishes to inform its stockholders that it strongly recommends rejection of this unsolicited offer and that the company is in no way associated with TRC Capital.

Stockholders also are advised that TRC Capital does not currently have the financial resources to complete the offer which is conditioned, among other things, on receipt by TRC Capital of such financing and that TRC Capital has reserved the right to withdraw its offer at any time, at its sole discretion.

"Mini tender" offers seek less than 5% of a company's stock, thereby avoiding many disclosure and procedural requirements of the Securities and Exchange Commission. The SEC has issued an investor alert regarding "mini tender" offers on its website at www.sec.gov/investor/pubs/minitend.htm. The SEC has said that mini-tender offers "have been increasingly used to catch investors off guard" and that investors "may end up selling their securities at below-market prices."

Stockholders are advised to consult with their investment advisors and to exercise caution with respect to this offer.



Safe Harbor Statement
This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations including taxes; market demand for new and existing products; changes in raw material and other costs; the Company's ability to implement improvements and to reduce costs associated with the Company's distribution operations; pension cost factors, such as actuarial assumptions and employee retirement decisions; and the Company's ability to sell certain assets at targeted values, as discussed in the Company's annual report on Form 10-K for 2001.

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